Referral Marketing Agreement

This Referral Marketing Agreement ("Agreement") is made on ______, 200__("Effective Date") by and between Direct Technologies, LLC, a Florida limited liability company with offices at 500 W. Cypress Creek Road, Suite 270, Fort Lauderdale, FL 33309, ("DTI") and Commerce Online , a Delaware (state of organization) sole proprietor/corporation/limited liability company (circle one) with offices at 525 S Flagler Drive, Suite 500 West Palm Beach, FL 33401 ("ISO"). DTI is in the business of providing merchant credit and debit card processing, check processing and software and hardware solutions for the electronic payment processing industry. ISO desires to solicit and refer merchants to DTI for those services. Therefore, in consideration of the mutual promises set forth below, the parties agree as follows:

Ownership of Merchants. The parties understand and agree that all right, title and interest in all Merchant Agreements is owned by DTI.

Non-Solicitation. During the term of this Agreement and for the later of 5 years after termination of this Agreement or termination of any Merchant Agreement, ISO, nor any Sales Agent, nor any principal or affiliate of ISO or a Sales Agent will directly or indirectly: (A) solicit or endeavor to obtain any DTI employee or Sales Agent to work for or contract directly with ISO, or (B) solicit for itself or for any third party or contract with any Merchant for any product or service that is similar to any DTI Service, or (C) contract with Sponsor other than pursuant to this Agreement. The parties understand and agree that any violation of this Section 3.10 would cause irreparable harm to DTI, that the damages associated with such violation would be difficult to calculate, and therefore that, upon evidence that ISO has violated this Section, ISO shall owe and shall immediately pay to DTI $2,500 per Merchant as liquidated damages and not as a penalty, which is the parties' reasonable estimate of fair compensation for the foreseeable losses that might result from the breach. In addition, all Residual payments will cease upon a breach of this Section.

Compensation. Between the 25th calendar day and the end of each month, DTI will remit to ISO an amount equal to 70 % of the Residual for the previous month's activity. The Residual will be computed monthly as of the last day of each calendar month. At the time of each remittance to ISO, DTI will deliver to ISO a statement detailing the computations used by DTI in arriving at the gross profit Residual. For purposes of this Agreement, gross profit means the collected amount over and above established buy rates outlined in Exhibit A. If ISO disputes any Residual paid to it, ISO agrees to inform DTI within 60 days of the date of payment. ISO waives any claim against DTI regarding any Residual it fails to dispute within such 60-day period. ISO shall be responsible for compensation to all Sales Agents.

Indemnification. ISO will indemnify and hold DTI harmless from and against any and all claims, demands, loss (financial or otherwise), damage, liabilities, costs, fees, increased taxes or expenses (including without limitation, court costs and reasonable attorneys' fees), which may be incurred or which may be claimed by any person or as a result of: (A) acts or omissions of ISO, its directors, officers, employees, and Sales Agents relating to the exercise of, or the failure to exercise, its obligations, including, but not limited to, any representation to DTI or to any Merchant by ISO, its officers, directors, or Sales Agents and any negligence, fraud, or misrepresentation by ISO, its officers, directors or Sales Agents, or (B) any breach of this Agreement or any other agreement between ISO and DTI.

Term. This Agreement will become effective on the Effective Date, will remain in effect for a period of 3 years ("Initial Term"), and will automatically renew for additional successive 1- year periods ("Renewal Term") unless terminated earlier in accordance with the provisions of this Agreement.

Representations and Warranties. Each party represents and warrants to the other that on the Effective Date and throughout the Term: Good Standing. Each party is a sole proprietor, corporation or limited liability company organized, validly existing and in good standing under the laws of the State where its principal office is located. Each party has full authority and corporate power to enter into this Agreement and to perform its obligations under this Agreement. This Agreement represents a valid obligation of that party and is fully enforceable against it. Sale of Information. Neither party will sell, purchase, provide or exchange Credit Card or Debit Card account numbers, or any other confidential information, to any third party without the prior written consent of the other party. No Violation or Litigation. Neither party's performance of this Agreement will violate any third party's intellectual property rights, any applicable law or regulation or any agreement to which that party may now or hereafter be bound. Neither party nor its officers and directors are a party to any pending litigation that would have an impact on this Agreement. Compliance. ISO and Sales Agents will comply with the terms of this Agreement, with the Rules, and with all applicable state and federal laws and regulations, including, but not limited to Visa's Cardholder Information Security Program and MasterCard's Site Data Protection program requirements. ISO acknowledges that it has received and understands all applicable Rules and will inform Sales Agents of such Rules.

Termination. Notwithstanding the above, the parties will have the following rights: Automatic Termination. This Agreement will automatically terminate if Visa, MasterCard or Sponsor prohibits DTI from providing the services set forth in this Agreement. Termination Without Cause. Either party may terminate this Agreement at the end of the Initial Term or any Renewal Term upon written notice of termination to the other party at least 90 days prior to the end of the Initial Term or any Renewal Term. Termination For Cause. Either party may terminate this Agreement upon the occurrence of an Event of Default by the other party.

Default. Each of the following occurrences will constitute an Event of Default under this Agreement: Nonpayment. Either party fails to pay the other when due any amount due under this Agreement and such failure continues for a period of 30 days after written notice has been sent to the non-paying party. ~· Either party fails to observe any material obligation specified in this Agreement, and such failure is not cured within 30 days of receipt of written notice from the nonbreaching party. Notwithstanding the previous sentence, the fourth such breach automatically will be deemed an Event of Default without the opportunity to cure. Goodwill.

ISO	DIRECT TECHNOLOGIES, LLC
By:	By:
Name: Michael Friedman	Edward P. Slominski
Title: President	Chief Executive Officer
Date: ---------' 200_	Date: 07/31/09

EXHIBIT A

CHART 1: Platform & Bank Fees (Per Item)
RETAIL (Analog or Dial) - Includes Auth, Capture, Settlement, Sponsorship & Processing

ITEM	NETWORK	COST
MasterCard & Visa - Authorization, Capture, Sponsorship & Processing Fee Per Item	Visanet	$0.07
MasterCard & Visa - Authorization, Capture, Sponsorship & Processing Fee Per Item	PTI	$0.06
Diners Club, Discover Card, Carte Blanche & American Express -Authorization, Capture & Processing Fee Per Item	Visanet & PTI	$0.059

INTERNET PROTOCOL, SSL, VPJ\l- Includes Auth, Capture, Settlement, Sponsorship & Processing

ITEM	NETWORK	COST
MasterCard & Visa - Authorization, Capture, Sponsorship IP Transaction & Processing Fee Per Item	Visanet	$0.058
MasterCard & Visa - Authorization, Capture, Sponsorship & Processing Fee Per Item	PTI	$0.045
Diners Club, Discover Card, Carte Blanche & American Express - Authorization, Capture, IP Transaction & Processing Fee Per Item	Visanet & PTI	$0.059

ELECTRONIC BENEFITS TRANSFER (EBT) - Inclues Auth, Capture, Settlement, Sponsorship & Processing

ITEM	NETWORK	COST
EBT per item	Visa net	$0.04 plus authorization vendor
EBT per item	PTI	$0.07

DEBIT - Includes Auth, Capture, Network Fees, Settlement & Sponsorship Fee

ITEM	NETWORK	COST
Debit per item	Visanet	$0.045 plus network fees
Debit per item	PTI	$0.07 plus network fees

CHART 2: MISCELLANEOUS FEES
MERCANT LEVEL FEES (i.e. other fees billed to merchant)

ITEM	COST	NET REVENUE SHARE OVER COST
On-line Merchant Reporting	$0.00	70%
Monthly Support Fee	$0.00	70%
Monthly Internet Gateway Fee	$15.00	70%
Wireless Set up fee	$0.00	70%
Wireless Monthly Access Fee (per terminal, per month)	$15.00	70%
Debit Monthly Access Fee	$0.00	70%
EBT Monthly Access Fee	$0.00	70%
Monthly Minimum	$5.00	70%
Application Fee	$0.00	70%
Chargeback Fee	$8.00	70%
ARU - Automated Response Unit	$0.45	70%
Voice Authorization	$0.65	70%
Merchant Statement	$5.00	70%
Annual Fee	$35.00	70%
AVS	$0.05	70%
Batch Header	$0.035	70%
POS Partner Monthly Service Fee	$5.00	70%
POS Partner Software Upgrade Fee	$35.00	70%